Exhibit 107

FILING FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

LUCID GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Lucid Group, Inc. Second Amended and Restated 2021 Stock Incentive Plan (the “Incentive Plan”)	Rule 457(c) and Rule 457(h)	42,381,801	(2)	$7.27	$308,115,693.27	0.0001102	$33,954.35
	Total		42,381,801			$308,115,693.27		$33,954.35
	Total Fee Offsets (5)							-
	Net Fee Due							$33,954.35

(1)	In the event of a stock split, stock dividend or similar transaction involving the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents (i) 39,166,575 shares of Common Stock available for future issuance under the Incentive Plan by reason of the stockholder amendment to the Incentive Plan on April 24, 2023 and (ii) 3,215,226 shares of Common Stock available for future issuance under the Incentive Plan by reason of the recycle provisions of Section 5 of the Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices of the Registrant’s Common Stock on The Nasdaq Global Select Market on May 2, 2023.
(4)	Rounded to the nearest cent.
(5)	The Registrant does not have any fee offsets.